Seer Reports Third Quarter 2022 Financial Results
Proteograph utility is demonstrated as market interest continues to build with multiple studies underway
REDWOOD CITY, Calif. November 8, 2022 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the third quarter ended September 30, 2022.

“During the third quarter, we continued to see growing enthusiasm from our customers across a variety of applications, including discovery, translational and clinical research. We are seeing a growing commitment to the technology as customers around the world adopt the Proteograph Product Suite and conduct first-of-their kind studies that explore the proteome at a depth, resolution and scale that was not possible previously,” said Omid Farokhzad, Chief Executive Officer, President and Chair. “As we move ahead, we are excited about our opportunity, focused on our goals, and committed to enabling our customers' success.”

Recent Highlights
•Revenue of $4.0 million for the third quarter 2022
•Published results in Advanced Materials highlighting how the combination of proteomic methods, nanoengineering and machine learning enables the capture of thousands of proteins
•Demonstrated utility of the technology to address different sample types, input volumes and species through customer proof-of-principle studies and presentations
•Increased utilization by pharma and academic users, who are accessing Seer’s technology through new projects with our Centers of Excellence partners
•Continued software and computation innovations with Seer’s latest deep peptide libraries, enabling up to a 50% increase in proteome depth and allowing for the identification of novel proteoforms
Third Quarter 2022 Financial Results
Revenue was $4.0 million for the three months ended September 30, 2022, as compared to $2.2 million for the three months ended September 30, 2021. The increase was primarily due to increased sales of the Proteograph Product Suite and its related products. Product-related revenue for the third quarter of 2022 was $3.9 million, including $1.3 million of related party revenue, and consisted of sales of SP100 instruments, consumable kits and platform evaluations.

Gross profit was $1.9 million and gross margin was 49% for the third quarter of 2022.

Operating expenses were $27.0 million for the third quarter of 2022, including $9.1 million of stock-based compensation, as compared to $19.6 million, including $6.8 million of stock-based compensation, for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation, and increased expenses related to the expansion of the company’s facilities and other costs related to being a publicly traded company.

Net loss was $24.0 million for the third quarter of 2022, as compared to $18.4 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $441.0 million as of September 30, 2022.

2022 Guidance
Seer continues to expect full year 2022 revenue to be in the range of $14.0 million to $16.0 million.

Webcast Information
Seer will host a conference call to discuss the third quarter financial results on Tuesday, November 8, 2022 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2022. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Report on Form 10-Q, to be filed with the SEC, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product	$ 2,571	$ 858	$ 7,126	$ 1,695
Service	68	500	204	500
Related party	1,316	787	3,494	1,167
Grant and other	—	10	64	189
Total revenue	3,955	2,155	10,888	3,551
Cost of revenue:
Product	1,371	574	4,674	1,078
Service	21	42	50	42
Related party	618	370	1,366	452
Total cost of revenue	2,010	986	6,090	1,572
Gross profit	1,945	1,169	4,798	1,979
Operating expenses:
Research and development	11,564	7,745	33,167	20,906
Selling, general and administrative	15,447	11,855	43,917	32,672
Total operating expenses	27,011	19,600	77,084	53,578
Loss from operations	(25,066)	(18,431)	(72,286)	(51,599)
Other income (expense):
Interest income	1,285	46	2,105	169
Other expense	(199)	—	(260)	—
Total other income	1,086	46	1,845	169
Net loss	$ (23,980)	$ (18,385)	$ (70,441)	$ (51,430)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	420	26	(2,157)	(62)
Comprehensive loss	$ (23,560)	$ (18,359)	$ (72,598)	$ (51,492)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.38)	$ (0.30)	$ (1.13)	$ (0.85)
Weighted-average common shares outstanding, basic and diluted	62,538,983	61,133,518	62,308,314	60,625,601

Seer, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 68,069	$ 232,813
Short-term investments	367,995	167,261
Accounts receivable, net	4,537	2,495
Related party receivables	829	1,283
Other receivables	1,012	366
Inventory	5,916	4,145
Prepaid expenses and other current assets	2,113	3,336
Total current assets	450,471	411,699
Long-term investments	4,873	93,186
Operating lease right-of-use assets	27,465	20,142
Property and equipment, net	16,084	13,087
Restricted cash	524	524
Other assets	795	501
Total assets	$ 500,212	$ 539,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,975	$ 3,789
Accrued expenses	7,821	8,394
Deferred revenue	325	376
Operating lease liabilities, current	1,314	864
Other current liabilities	181	—
Total current liabilities	13,616	13,423
Operating lease liabilities, net of current portion	28,509	22,459
Other noncurrent liabilities	319	341
Total liabilities	42,444	36,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of September 30, 2022 and December 31, 2021; zero shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 58,591,785 and 57,493,005 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 4,044,969 and 4,522,478 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	657,431	629,981
Accumulated other comprehensive loss	(2,693)	(536)
Accumulated deficit	(196,971)	(126,530)
Total stockholders’ equity	457,768	502,916
Total liabilities and stockholders’ equity	$ 500,212	$ 539,139

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